Exhibit 8.2

Form of VSSP Tax Opinion

                    , 2005

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, Ohio 45247

Ladies and Gentlemen:

We have acted as tax counsel to Winton Financial Corporation, an Ohio corporation (“Winton”), in connection with the transactions contemplated by the terms and provisions of the Agreement and Plan of Merger, dated as of August 25, 2004 (the “Agreement”), by and between Wesbanco, Inc., a West Virginia corporation (“Wesbanco”), Wesbanco Bank, Inc., a West Virginia banking corporation, Winton and The Winton Savings and Loan Co., an Ohio savings and loan association. Pursuant to Section 8.02(c) of the Agreement, the delivery of this opinion is a condition to the closing of the merger of Winton with and into Wesbanco pursuant to the terms of the Agreement (the “Merger”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the statements and representations contained in (a) the Certificate of Representations of Winton, executed by a duly authorized officer of Winton and dated as of the date hereof, and (b) the Certificate of Representations of Wesbanco, executed by a duly authorized officer of Wesbanco and dated as of the date hereof (collectively, the

Form of VSSP Tax Opinion

Winton Financial Corporation

                , 2005

“Certificates”), (iii) the Registration Statement of Wesbanco on Form S-4 and the proxy statement/prospectus of Wesbanco included therein filed with the Securities and Exchange Commission on October 14, 2004, as amended by the Pre-Effective Amendment No. 1 on Form S-4/A filed with the Securities and Exchange Commission on October             , 2004 (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

Our opinion is based on the understanding that the relevant facts, as of the Effective Time, are as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “Service”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the Service or the courts, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Agreement provides that the Merger will occur in accordance with the West Virginia Business Corporation Act and the Ohio General Corporation Law. Pursuant to the Merger, Wesbanco will be the surviving corporation, and the separate corporate existence of Winton will cease.

As of June 30, 2004, the authorized capital stock of Winton consisted of (i) 18,000,000 common shares, without par value, of which 4,605,538 common shares were issued and outstanding, and 117,630 common shares were held in treasury by Winton (the “Winton Common Shares”), and (ii) 2,000,000 preferred shares, without par value, none of which was

Form of VSSP Tax Opinion

Winton Financial Corporation

                , 2005

outstanding. As of July 31, 2004, the authorized capital stock of Wesbanco consisted of (i) 50,000,000 common shares, $2.0833 par value per share, of which 19,649,453 common shares were issued and outstanding and 1,669,895 common shares were held in treasury by Wesbanco (the “Wesbanco Common Shares”), and (ii) 1,000,000 preferred shares, no par value per share, none of which was outstanding.

As of the Effective Time, the Winton Common Shares then issued and outstanding, shall, at the election of each holder of such shares, be converted into the right to receive either: (i) 0.755 Wesbanco Common Shares for each Winton Common Share, (ii) a cash amount equal to $20.75 for each Winton Common Share, or (iii) a combination of such Wesbanco Common Shares and cash; provided that Winton Common Shares owned directly or indirectly by Winton, Wesbanco or any of their respective subsidiaries (other than (x) shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties or (y) held by Winton or Wesbanco or any of their respective subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Wesbanco Common Shares, cash or other consideration shall be delivered in exchange therefor.

Although the holders of Winton Common Shares have the right to elect the type of consideration they wish to receive pursuant to the Merger, the distribution of the consideration to holders of Winton Common Shares is subject to certain overall restrictions. The Agreement provides that the aggregate cash amount to be paid in the conversion (excluding any cash paid in lieu of fractional shares, cash paid to dissenting shareholders and cash paid in respect of options) shall equal, or nearly equal, forty percent (40%) of the product obtained by multiplying (i) $20.75 and (ii) the total number of Winton Common Shares outstanding as of the close of business on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on The Nasdaq National Market System, then the trading day immediately preceding such calendar day. The Agreement sets forth procedures for the adjustment of the mix of Wesbanco Common Shares and cash elected to be received by the holders of Winton Common Shares to ensure that such amount of cash is exchanged for Winton Common Shares.

No certificate or scrip representing fractional Wesbanco Common Shares shall be issued in the Merger. In lieu thereof, each holder of Winton Common Shares who would otherwise be entitled to receive a fractional Wesbanco Common Share shall receive cash in an amount determined by multiplying (i) the fractional share interest to which such holder (after taking into account all Winton Common Shares held at the Effective Time by such holder) otherwise would be entitled, by (ii) $20.75.

Each outstanding and unexercised option to acquire Winton Common Shares (a “Winton Option”) shall, upon the election of the holder thereof, be terminated immediately prior

Form of VSSP Tax Opinion

Winton Financial Corporation

                , 2005

to the Effective Time and each holder thereof shall be entitled to receive an amount in cash equal to the excess, if any, of $20.75 over the exercise price of such Winton Option. Each Winton Option not so terminated shall be amended and converted into an option (a “Wesbanco Option”) to purchase a number of Wesbanco Common Shares equal to (i) the number of Winton Common Shares subject to such Winton Option immediately prior to the Effective Time multiplied by (ii) 0.755, and the per share exercise price for the Wesbanco Common Shares issuable upon the exercise of such Wesbanco Option shall be equal to (a) the exercise price per share of the Winton Common Shares at which the Winton Option was exercisable immediately prior to the Effective Time divided by (b) 0.755, subject to adjustment under certain circumstances.

OPINIONS

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Winton and Wesbanco each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Winton or Wesbanco as a result of the Merger.

3. The tax basis of the assets of Winton in the hands of Wesbanco will be the same as the tax basis of such assets in the hands of Winton immediately prior to the Merger.

4. The holding period of the assets of Winton to be received by Wesbanco will include the period during which such assets were held by Winton.

5. A Winton shareholder receiving solely Wesbanco Common Shares in exchange for such shareholder’s Winton Common Shares (not including any cash received in lieu of fractional Wesbanco Common Shares) will recognize no gain or loss upon the receipt of such Wesbanco Common Shares.

6. A Winton shareholder receiving solely cash in exchange for such shareholder’s Winton Common Shares will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s Winton Common Shares, subject to the provisions and limitations of Section 302 of the Code.

7. A Winton shareholder receiving both cash and Wesbanco Common Shares in exchange for such shareholder’s Winton Common Shares (not including any cash received in lieu of fractional Wesbanco Common Shares) will recognize gain, but not loss, in an amount not

Form of VSSP Tax Opinion

Winton Financial Corporation

                , 2005

to exceed the amount of cash received (excluding cash received in lieu of fractional Wesbanco Common Shares). For purposes of determining the character of this gain, such Winton shareholder will be treated as having received only Wesbanco Common Shares in exchange for such shareholder’s Winton Common Shares, and as having immediately redeemed a portion of such Wesbanco Common Shares for the cash received (excluding cash received in lieu of fractional Wesbanco Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Winton), the gain will be capital gain if the Winton Common Shares are held by such shareholder as a capital asset at the time of the Merger.

8. A Winton shareholder receiving cash in lieu of fractional Wesbanco Common Shares will recognize gain or loss as if such fractional Wesbanco Common Shares were distributed as part of the Merger and then redeemed by Wesbanco, subject to the provisions and limitations of Section 302 of the Code.

9. The tax basis of the Wesbanco Common Shares received by a Winton shareholder pursuant to the Merger will be the same as the tax basis of the Winton Common Shares surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain, if any, recognized on the exchange.

10. The holding period of the Wesbanco Common Shares received by a Winton shareholder will include the period during which the Winton Common Shares surrendered in exchange therefor were held, provided the Winton Common Shares are a capital asset in the hands of the Winton shareholder at the time of the Merger.

*     *     *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a Winton shareholder in light of that shareholder’s particular status or circumstances, including, without limitation, Winton shareholders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose Winton Common Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Wesbanco Common Shares other than in exchange for Winton Common Shares, or (x) persons who hold

Form of VSSP Tax Opinion

Winton Financial Corporation

                , 2005

Wesbanco Common Shares as part of a hedge, straddle, or conversion transaction. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “The Merger—Material Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,